EXHIBIT 4.1


              THIS WARRANT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND SUCH MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED UNLESS THERE IS A REGISTRATION STATEMENT IN EFFECT COVERING THIS WARRANT OR THERE IS AVAILABLE AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED.

                        WARRANT TO PURCHASE COMMON UNITS

Date of Issuance: August ___, 2000                           Certificate No. W-1

                  FOR VALUE RECEIVED, Micrografx, Inc., a Texas corporation (the "COMPANY"), hereby grants to Prentiss Properties Trust, a Maryland real estate investment trust ("PRENTISS"), or its registered assigns (the "REGISTERED Holder") the right to purchase from the Company one hundred thousand (100,000) shares of common stock, par value $0.01 per share, of the Company (the "COMMON STOCK") at an exercise price of $1.03 per share, all as set forth in SECTION 1 hereof. The number of shares purchasable upon exercise of this warrant ("WARRANT") and the exercise price are subject to adjustment as provided in
SECTION 2 hereof. This Warrant is issued by the Company pursuant to the Termination of Lease and Release Agreement, dated of even date herewith, between the Company and Prentiss (the "AGREEMENT"). Certain capitalized terms used herein are defined in SECTION 3 hereof.

                  This Warrant is subject to the following provisions:

Section 1.        EXERCISE OF WARRANT.

                  1A. EXERCISE PERIOD. The Registered Holder may exercise, in whole or in part, the purchase rights represented by this Warrant, at any time and from time to time commencing on the Date of Issuance and shall remain exercisable until 5:00 p.m., Texas time, on the seventh anniversary of the Date of Issuance or, if such day is not a Business Day, on the next preceding Business Day (the "EXERCISE PERIOD").

                  1B. PURCHASE OF COMMON STOCK. Subject to the terms and conditions hereinafter set forth and set forth in the Agreement, the Registered Holder is entitled, upon receipt by the Company of the items specified in
SECTION 1D hereof, to purchase from the Company up to one hundred thousand (100,000) shares of Common Stock. The number of shares of Common Stock issuable pursuant to this SECTION 1B are subject to adjustment pursuant to SECTION 2 hereof (such number of shares of Common Stock, as adjusted from time to time, is herein referred to as the "PURCHASABLE COMMON STOCK").

                  1C. EXERCISE PRICE. The purchase price for the Common Stock upon exercise of this Warrant shall be $1.03 per share. Such price shall be subject to adjustment pursuant to SECTION 2 hereof (such price, as adjusted from time to time, is herein referred to as the "EXERCISE PRICE").

                  1D.  EXERCISE PROCEDURE.

                           (i)  CASH  EXERCISE.  This Warrant shall be deemed to
  have been exercised when the Company has received all of the following items (the "EXERCISE TIME"):

                                    (a)     a completed Exercise  Agreement,  as
         described in paragraph 1E below, executed by the Person exercising all or part of the purchase rights represented by this Warrant
         (the "PURCHASER");

                                    (b)     this Warrant;


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                                    (c)     if this Warrant is not registered in
         the name of the Purchaser, an Assignment or Assignments in the form set forth in EXHIBIT A hereto evidencing the assignment of this Warrant to the Purchaser, in which case the Registered Holder shall have complied with the provisions set forth in SECTION 6 hereof; and

                                    (d)     a check  payable  to the  Company
         in an amount equal to the product of the Exercise Price multiplied by the number of shares of Common Stock being purchase upon such exercise (the "AGGREGATE EXERCISE PRICE").

                           (ii)     NET  ISSUANCE.  In lieu of  exercising  thiS
Warrant pursuant to SECTION 1D(I), the Purchaser may elect to receive, without the payment by such Purchaser of any additional consideration, shares of Common Stock equal to the value of thisWarrant (or the portion thereof being canceled) by surrender of this Warrant at the principal office of the Company together with notice of such election on the Exercise Agreement, in which event the Company shall issue to the Purchaser hereof a number of shares of Common Stock computed using the following formula:

                                                  (A - B)
                                          X = ____________  *  Y

                                                     A

                  Where:        X =   The number of shares of Common Stock
                                      to be issued to the Purchaser pursuant to this net exercise;
                                Y =   The  number  of  shares  of  Common  Stock
                                      in  respect  of which  the net issue
                                      election is made
                                A =   The Fair  Market  Value of one share of
                                      Common  Stock at the time the net issue
                                      election is made;
                                B =   The  Exercise  Price (as adjusted to the
                                      date of the net issuance).

                           (iii)    Certificates  for the shares of Common Stock
purchased upon exercise of this Warrant shall be delivered by the Company to the Purchaser within ten (10) Business Days after the date of the Exercise Time. Unless this Warrant has expired or all of the purchase rights represented hereby have been exercised, the Company shall prepare a new Warrant, substantially identical hereto, representing the rights formerly represented by this Warrant which have not expired or been exercised and shall within such ten (10) day period, deliver such new Warrant to the Person designated for delivery in the Exercise Agreement.

                           (iv)     The shares of Common Stock  issuable
upon the exercise of this Warrant shall be deemed to have been issued to the Purchaser at the Exercise Time, and the Purchaser shall be deemed for all purposes to have become the record holder of such shares of Common Stock at the Exercise Time.

                           (v)      The  issuance  of  certificates  for the
shares of Common Stock upon exercise of this Warrant shall be made without charge to the Registered Holder or the Purchaser. Each share of Common Stock issuable upon exercise of this Warrant shall upon payment of the Exercise Price therefor be fully paid and nonassessable and free from all liens and charges with respect to the issuance thereof other than state and federal securities laws restrictions.

                           (vi)     The Company  shall not close its books
against the transfer of this Warrant or of any share of Common Stock issued or issuable upon the exercise of this Warrant in any manner which interferes with the timely exercise of this Warrant.


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                           (vii)    Notwithstanding  any other  provision
hereof, if an exercise of all or any portion of this Warrant is to be made in connection with a registered public offering, a sale of the Company or any transaction or event, such exercise may, at the election of the Registered Holder hereof, be conditioned upon the consummation of such transaction or event in which case such exercise shall not be deemed to be effective until the consummation of such transaction or event.

                           (viii)   The Company shall at all times reserve and
keep available out of its authorized but unissued shares of Common Stock solely for the purpose of issuance upon the exercise of the Warrants, such number of shares of Common Stock issuable upon the exercise of all outstanding Warrants. All shares of Common Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges, other than state and federal securities laws restrictions. The Company shall take all such actions as may be necessary to assure that all shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which the shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Company upon each such issuance). The Company shall not take any action which would cause the number of authorized but unissued shares of Common Stock to be less than the number of such shares required to be reserved hereunder for issuance upon exercise of the Warrants.

                  1E. EXERCISE AGREEMENT. Upon any exercise of this Warrant, the Exercise Agreement shall be substantially in the form set forth in EXHIBIT B hereto, except that if the shares of Common Stock are not to be issued in the name of the Person in whose name this Warrant is registered the Exercise Agreement shall also state the name of the Person to whom the certificates for the shares of Common Stock are to be issued and if the number of shares of Common Stock to be issued does not include all the Purchasable Common Stock, it shall also state the name of the Person to whom a new Warrant for the unexercised portion of the rights hereunder is to be delivered. Such Exercise Agreement shall be dated the actual date of execution thereof.

                  1F. FRACTIONAL STOCK. If a fractional share of Common Stock would be issuable upon exercise of the rights represented by this Warrant, the Company may, at its option, within ten (10) Business Days after the date of the Exercise Time, deliver to the Purchaser a check payable to the Purchaser in lieu of such fractional share in an amount equal to the difference between Fair Market Value of such fractional share as of the date of the Exercise Time and the Exercise Price of such fractional share.

                  Section 2. ADJUSTMENT OF EXERCISE PRICE AND PURCHASABLE COMMON STOCK. In order to prevent dilution of the rights granted under this Warrant, the Exercise Price shall be subject to adjustment from time to time as provided in this SECTION 2, and the Purchasable Common Stock shall be subject to adjustment from time to time as provided in this SECTION 2.

                  2A. SUBDIVISION OR COMBINATION OF COMMON STOCK. If the Company at any time subdivides (by any stock split, stock dividend. recapitalization or otherwise) one or more classes of its outstanding Common Stock into a greater number of shares, the Exercise Price in effect immediately prior to such subdivision shall be proportionately reduced and the Purchasable Common Stock shall be proportionately increased. If the Company at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding Common Stock into a smaller number of shares, the Exercise Price in effect immediately prior to such combination shall be proportionately increased and the Purchasable Common Stock shall be proportionately decreased.


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                  2B. REORGANIZATION, RECLASSIFICATION, CONSOLIDATION, MERGER OR
SALE. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company's assets or other transaction, in each case which is effected in such a way that the holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for
Common  Stock  is  referred  to  herein  as  "ORGANIC  CHANGE".   Prior  to  the
consummation  of  any  Organic  Change,   the  Company  shall  make  appropriate
provision, in the sole and reasonable discretion of the Board, to insure that each of the Registered Holders of the Warrants shall thereafter have the right to acquire and receive, in lieu of or in addition to (as the case may be) the shares of Common Stock immediately theretofore acquirable and receivable upon the exercise of such holder's Warrant, such shares of stock, securities, cash or other assets as may be issued or payable with respect to or in exchange for the number of shares of Common Stock immediately theretofore acquirable and receivable upon exercise of such holder's Warrant had such Organic Change not taken place. In any such case, the Company shall make appropriate provision, in the sole and reasonable discretion of the Board, with respect to such holders' rights and interests to insure that the provisions of this SECTION 2 shall thereafter be applicable to the Warrants (including, (i) in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is other than the Company, an immediate adjustment of the Exercise Price to the value for the Common Stock reflected by the terms of such consolidation, merger or sale, and a corresponding immediate adjustment in the Purchasable Common Stock, if the value so reflected is less than the Exercise Price in effect immediately prior to such consolidation, merger or sale or (ii) canceling the Warrant in exchange for replacement warrants or cash). The Company shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Company) resulting from consolidation or merger or the entity purchasing such assets assumes by written instrument, in the sole and reasonable discretion of the Board, the obligation to deliver to each such holder such shares of stock, securities, cash or other assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

                  2C. ADJUSTMENTS FOR DIVIDENDS OR OTHER SECURITIES OR PROPERTY. If while this Warrant, or any portion hereof, remains outstanding and unexpired the holders of the securities as to which purchase rights under this Warrant exist at the time shall have received, or, on or after the record date fixed for the determination of eligible holders of membership interests, shall have become entitled to receive, without payment therefor, other or additional shares of Common Stock or other securities or property (other than cash) of the Company by way of dividend, liquidation of otherwise, then and in each case, this Warrant shall represent the right to acquire, in addition to the number of Purchasable Common Stock receivable upon exercise of this Warrant, and without payment of any additional consideration therefor, the amount of such other or additional shares or other securities or property (other than cash) of the Company that such holder would hold on the date of such exercise had it been the holder of record of the security receivable upon exercise of this Warrant on the date hereof and had thereafter, during the period from the date hereof to and including the date of such exercise, retained such shares and/or all other additional shares available by it as aforesaid during such period, giving effect to all adjustments called for during such period by the provisions of this
SECTION 2.

                  2D. CERTAIN EVENTS. If any event occurs of the type contemplated by the provisions of this SECTION 2 but not expressly provided for by such provisions, then the Board shall make an appropriate adjustment in the Exercise Price and in accordance with the essential intents and principles of the provisions of this SECTION 2, so as to protect and preserve the rights of the Registered Holders.

                  2E.      NOTICES.

                  (i) Promptly upon any adjustment of the Exercise Price, the Company shall give written notice thereof to the Registered Holder, setting forth in reasonable detail and certifying the calculation of such adjustment.

                  (ii) The Company shall give written notice to the Registered Holder at least ten (10) days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Stock, (B) with respect to any pro rata subscription offer to holders of Common Stock or (C) for determining rights to vote with respect to any Organic Change, dissolution or liquidation.

                  (iii) The Company shall also give written notice to the Registered Holders at least ten (10) days prior to the date on which any Organic Change, dissolution or liquidation shall take place.

                  Section 3. DEFINITIONS. The following terms have meanings set forth below:

                  "BOARD" means the board of directors of the Company.

                  "BUSINESS DAY" means any day other than a Saturday, a Sunday or a day on which banks in Dallas, Texas are authorized or obligated by law or executive order to close.

                  "COMMON STOCK" has the meaning set forth in the introductory paragraph of this Warrant.

                  "EXERCISE PRICE" has the meaning set forth in SECTION 1B of this Warrant.

                  "FAIR MARKET VALUE" means as to any security the average of the closing prices of such security's sales on all domestic securities exchanges on which such security may at the time be listed, or, if there have been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the Nasdaq Stock Market System as of 4:00 P.M., New York time, on such day, or, if on any day such security is not quoted in the Nasdaq Stock Market System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of twenty-one (21) days consisting of the day as of which "Fair Market Value" is being determined and the twenty (20) consecutive Business Days prior to such day. If at any time such security is not listed on any domestic securities exchange or quoted in the Nasdaq Stock Market System or the domestic over-the-counter market, the "Fair Market Value" shall be the fair value thereof determined by the managing members of the Company in its sole and reasonable good faith judgment.

                  "PERSON" means an individual, a partnership,  a joint venture,
a  corporation,   a  limited  liability  company,  a  trust,  an  unincorporated organization and a government or any department or agency thereof.

                  Section 4. NOTICE OF MEETINGS; LIMITATIONS OF LIABILITY. The Registered Holders of the Warrants shall be entitled to notice of all meetings of stockholders of the Company in accordance with the Company's bylaws. No provision hereof, in the absence of affirmative action by the Registered Holder to purchase Common Stock, and no enumeration herein of the rights or privileges of the Registered Holder shall give rise to any liability of such Registered Holder for the Exercise Price acquirable by exercise hereof or as a stockholder of the Company.

                  Section 5. WARRANT TRANSFERABLE. Subject to the transfer conditions referred to in the legend endorsed hereon, this Warrant and all rights hereunder are transferable, in whole or in part, without charge to the Registered Holder, upon surrender of this Warrant with a properly executed Assignment (in the form of EXHIBIT A hereto) at the principal office of the Company. Such transfer shall be recorded on the books of the Company. In the event of a partial transfer, the Company shall issue to the holders one or more appropriate new warrants.

                  Section 6. WARRANT EXCHANGEABLE FOR DIFFERENT DENOMINATIONS. This Warrant is exchangeable, upon the surrender hereof by the Registered Holder at the principal office of the Company, for new Warrants of like tenor representing in the aggregate the purchase rights hereunder, and each of such new Warrants shall represent such portion of such rights as is designated by the Registered Holder at the time of such surrender. The date the Company initially issues this Warrant shall be deemed to be the "DATE OF ISSUANCE" hereof regardless of the number of times new certificates representing the unexpired and unexercised rights formerly represented by this Warrant shall be issued. All Warrants representing portions of the rights hereunder are referred to herein as the "WARRANTS."

                  Section 7. REPLACEMENT. Upon receipt of evidence reasonably satisfactory to the Company (an affidavit of the Registered Holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing this Warrant, and in the case of any such loss, theft or destruction, upon receipt of an unsecured indemnity agreement of the Registered Holder in form reasonably satisfactory to the Company, or, in the case of any such mutilation upon surrender of such certificate, the Company shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the same rights represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

                  Section 8. NOTICES. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be delivered by hand or mailed by first class certified or registered mail, return receipt requested, postage prepaid to the following addresses or at such other address or addresses as may have been furnished in writing:

                  If to the Company:

                  John Carradine
                  8144 Walnut Hill Lane, Suite 1050
                  Dallas, Texas  75231

                  If to Prentiss:

                  Prentiss Properties Trust
                  3890 West Northwest Hwy., Suite 400
                  Dallas, Texas 75220
                  Attention:  Kevan Dilbeck, Esq.

Any notice to any other Registered Holder shall be to such Registered Holder's address or telecopy as it appears in the records of the Company (unless otherwise indicated in writing by any such Registered Holder). Notices provided in accordance with this SECTION 8 shall be deemed delivered upon personal delivery or two business days after deposit in the mail.

                  Section 9. AMENDMENT AND WAIVER. Except as otherwise provided herein, the provisions of the Warrants may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Registered Holders of Warrants representing a majority of the Common Stock obtainable upon exercise of the Warrants; provided, that no such action may change the Exercise Price of the Warrants or the number of shares or class of shares obtainable upon exercise of each Warrant without the written consent of the Registered Holders of Warrants representing 100% of the Common Stock obtainable upon exercise of the Warrants.

                  Section 10. WARRANT REGISTER. The Company shall maintain at its principal executive offices books for the registration and the registration of transfer of Warrants. The Company may deem and treat the Registered Holder as the absolute owner hereof (notwithstanding any notation of ownership or other writing hereon made by anyone) for all purposes and shall not be affected by any notice to the contrary.

                  Section 11. DESCRIPTIVE HEADINGS. The descriptive headings of the several Sections and paragraphs of this Warrant are inserted for convenience only and do not constitute a part of this Warrant.

                  Section 12. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.

                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the Company has caused this Warrant to be signed and attested by its duly authorized officers under its corporate seal and to be dated the Date of Issuance hereof.

                                                     MICROGRAFX, INC.



                                                     By: /S/ JOHN M. CARRADINE
                                                       -----------------------
                                                       Name: John M. Carradine
                                                       Title:  Chief Financial
                                                                Officer:


Attest:


By:      /S/GRETA WALLACE
         ----------------
Name:    Greta Wallace


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